Exhibit 15(s)

PALISADE CAPITAL MANAGEMENT, L.L.C.

CODE OF ETHICS

April, 2011

Code of Ethics

Companion Policies:  See Palisade Capital Management, L.L.C. Compliance Manual

STATEMENT OF GENERAL PRINCIPLES

•                  All Access Persons, as defined below, shall conduct their personal investment activities in a manner consistent with the following general fiduciary principles:

1.               At all times place the interests of the clients of Palisade Capital Management, L.L.C. (“PCM”) first.

2.               Access Persons may not use material non-public information to benefit themselves or others, including clients.  “Material non-public information” relates not only to issuers but also to PCM’s securities recommendations and client securities holdings and transactions.

3.               All personal securities transactions shall be conducted so as to avoid any actual or potential conflict of interest or any abuse of a position of trust or responsibility.

4.               Access Persons shall not take inappropriate advantage of their positions.

5.               Information concerning the identity of security holdings and financial circumstances of clients is confidential.

6.               Independence in the investment decision-making process is paramount.

•                  These general principles will be applied to every transaction covered by this Code of Ethics to maintain high standards of conduct and the confidence of our clients.  Consequently, mere technical compliance with the rules and guidelines contained herein may nonetheless require compliance personnel to take action where they perceive even an appearance of improper conduct.

•                  “Clients” include every organization or individual advised by PCM other than investment vehicles in which employees or its affiliates have a significant ownership interest.

•                  Access persons must comply with all federal securities laws.

COVERED PERSONS

•                                          Portfolio Managers of each discretionary client.

•                                          Investment Personnel - traders, consultants, analysts, and all other employees.

•                                          Access Persons

•                                          All officers of PCM

•                                          All employees who make, participate in or obtain information regarding the purchase or sale of securities.

•                                          Natural persons in control of any discretionary account who obtain information regarding investment recommendations.

•                                          All Portfolio Managers and Investment Personnel.

ALL EMPLOYEES OF PCM ARE ACCESS PERSONS AND ARE COVERED BY THIS CODE OF ETHICS.

RESTRICTED ACCOUNTS

THE FOLLOWING ACCOUNTS OF ACCESS PERSONS ARE RESTRICTED AND THEREFORE BOUND BY THE PROVISIONS SET FORTH IN THIS CODE OF ETHICS:

1.               Personal accounts of all Access Persons.

2.               Any account in which an Access Person has any “direct or indirect beneficial interest”:

•                                          Account in which s/he is a beneficiary.

•                                          Account held by an “immediate family member” if: (1) the member lives in the same house or (2) the member is financially supported by the Access Person.

•                                          Immediate family members include any spouse, domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, as well as adoptive relationships.

•                                          Account from which s/he derives an indirect pecuniary interest.

Examples:

A.                                   A general partner’s proportionate interest in the portfolio securities held by the general or limited partnership, to the extent of the greater of the partner’s capital account or interest in the profits of the partnership.

B.                                     A person’s right to a dividend that is separated or separable from the underlying securities.

3.               Any account of non-clients that that s/he manages (including, in certain circumstances, acting as trustee) or to whom s/he gives investment or voting advice.

4.               An account for certain trusts in which an Access Person has an interest.

Examples:

A.                                   Trust in which an Access Person acts as a trustee and in which s/he or an immediate family member is a beneficiary.  The trust rule does not require that the family member reside in the Access Person’s household; the family relationship itself is sufficient.

B.                                     Trust in which an Access Person acts as a trustee and receives a performance-based fee other than: (a) an asset-based fee or (b) a fee which is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or the trustee’s overall performance over a period of a year or more.

5.               Any investment partnership or similar entity where one or more Access Persons and/or one or more members of an Access Person’s immediate family have a substantial proportionate economic interest in the vehicle (generally 10% of the equity in a vehicle in which only one Access Person has an interest and 25% of the equity in a vehicle in which more than one Access Person has an interest; the threshold may be higher for a “start-up” vehicle, depending upon the circumstances).

SECURITIES COVERED

TYPES OF SECURITIES COVERED

•                  Equity and debt securities, including Municipal Bonds, Exchange Traded Funds (ETFs), Exchange Traded Notes (ETNs) and Exchange Traded Closed-End Funds.

•                  Currency, commodities, options, futures and derivative investments.

•                  Includes “related” securities such as warrants, options and convertible securities.

•                  Shares of a mutual fund for which PCM or an affiliate acts as the investment adviser, sub-adviser or principal underwriter.

TYPES OF SECURITIES NOT COVERED

•                  U.S. government securities.

•                  Commercial paper.

•                  Bank Certificates of Deposit.

•                  Banker’s acceptances.

•                  Open-end registered investment companies, unless PCM or a control affiliate acts as the investment adviser, sub-adviser or principal underwriter; and

•                  Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds (i.e. variable insurance products).

STANDARDS OF BUSINESS CONDUCT

COMPLIANCE WITH LAWS AND REGULATIONS

All Access Persons must comply with applicable federal securities laws.

Access persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

a.               To defraud such client in any manner;

b.              To mislead such client, including by making a statement that omits material facts;

c.               To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

d.              To engage in any manipulative practice with respect to such client; or

e.               To engage in any manipulative practice with respect to securities, including price manipulation.

CONFLICTS OF INTEREST

As a fiduciary, PCM has an affirmative duty to care, loyalty, honesty and good faith to act in the best interests of its clients.  Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

a.               Access persons are not permitted to show inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

b.              Access persons are not permitted to use knowledge about pending or currently considered client securities transactions to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

PERSONAL TRADING

ALL ACCESS PERSONS (I.E. ALL PCM EMPLOYEES) MUST PRE-CLEAR ALL TRADES IN COVERED SECURITIES.  THERE IS NO DE MINIMIS EXCEPTION TO THIS RULE.  PRECLEARANCE REQUESTS MUST BE ENTERED ON THE FINANCIAL TRACKING SYSTEM OR SUBMITTED TO A MEMBER OF THE COMPLIANCE DEPARTMENT IN WRITING.  ANY PRECLEARANCE IS VALID ONLY FOR THE TRADING DAY ON WHICH IT IS AUTHORIZED (i.e. no after-hours trading or GTC (Good ‘Til Cancelled) orders).

1.                                       Black-Out Period.

(a)                                  Purchases.  A Covered Security may not be purchased for three days after it has been purchased for client accounts or a purchase program has been completed.

(b)                                 Sales.  Covered Securities recommended for client accounts may not be sold in employee accounts until all client sales are completed; except such securities may be sold for tax purposes on the second Monday of December each year (“Tax Sale Day”).  If the second Monday of December is not a full trading day for securities exchanges, Tax Sale Day will be the next full trading day immediately following.  All sales permitted for tax purposes are subject to all other restrictions and approval requirements.  Sales not otherwise allowed may be permitted for emergency purposes on a case-by-case basis.  All sales are subject to the pre-approval requirements.

2.                                       No Front-Running.  No purchases or sales of Covered Securities if the security:

(a)                                  is being considered for purchase or sale for a client, or

(b)                                 is in the process of being purchased for a client.

3.                                       Failure to Disclose Interest.  No transaction can be recommended to any client without disclosing:

(a)                                  any interest held by the recommending Access Person in the security or the issuer, or

(b)                                 any contemplated transaction in such securities by such person.

4.                                       No trading in any security removed from the Restricted List until 48 hours after its removal.

5.                                      No IPO Investments.

6.                                       No Investment in “New Issue” Securities, including Secondary Offerings.

7.                                       Private Placements.

(a)                                  Prior Approval.

No investment in a Private Placement may be effected unless the investment is preapproved by PCM’s Chief Compliance Officer, Bradley Goldman, or his designee(s).  Final approval is subject to review by the Investment Committee.

The prior approval will take into account, among other factors:

(i)                                     whether the investment opportunity should be reserved for a client, and

(ii)                                  whether the opportunity is being offered to the Access Person by virtue of his or her position with PCM.

(b)                                 Standards for Approval.

The Access Person must demonstrate that:

(i)                               the investment is not currently appropriate for any client,

(ii)                               it is highly unlikely that the investment will be appropriate for any client in the future, and

(iii)                               the investment is not being offered to the Access Person because of his or her position with PCM.

(c)                                  Sale of a Private Placement.

The sale of a security acquired in a Private Placement must be pre-approved in the manner described above.

(d)                                 Documentation of Prior Approvals.

All prior approvals of transactions in Private Placements will be documented in writing, along with the rationale supporting it.

8.                                       No Short-Term Trading Profits.

No Access Person shall profit from short-term trading.  Profits on trades of the same or equivalent securities (or related securities) effected within 60 calendar days of one another must be disgorged to a local charity.

9.                                       No Investments in Options, other than covered calls on securities or security indices.  Trading in Options is subject to the 60 calendar day holding period specified in #8 above.

10.                                 No Investments in ETFs for the indices for which PCM is long for clients.

GIFTS AND ENTERTAINMENT

PCM Access Person as Donor:

No Access Person shall, directly or indirectly, give or permit to be given, anything of value, including gratuities, in excess of one hundred dollars per individual per year to anyone where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity.  A gift of any kind is considered a gratuity.  However, gifts to any natural person client in excess of $100 per year are permitted after obtaining Senior Management approval.

PCM Access Person as Recipient:

I.  From natural person clients (HNW) - Access Persons may accept gifts of a value of $100 or less.

II. From other than non-natural person clients -No Access Person is permitted to accept a gift where such gift is in relation to the business of PCM, with the exception of (i) de minimis value promotional or memento items bearing the name of the donor company (example: tote bags, pens, tombstones), (ii) a fungible gift of a value less than $100 that may be shared in the office (example: fruit basket or box of candy), or (iii) business samples of a value less than $100.

Entertainment:

PCM’s entertainment of employees, agents or representatives of a customer or prospective customer must be attended by an Access Person of PCM.  Access Persons of PCM may attend a business entertainment function as a guest if it is also attended by a representative of the host/donor.  PCM Access Persons may not accept transportation or accommodation in conjunction with the entertainment event unless it is intrinsic to the business entertainment function, or necessary for access or security purposes.

All gifts and entertainment (whether given or received) are subject to PCM’s recordkeeping requirements.  Access Persons must report any gift or entertainment transactions on the Financial Tracking system within three day of the gift or entertainment.

Under no circumstances may Access Persons offer or receive anything of value, including, but not limited to, business entertainment, which comprises conduct that is illegal under any applicable law or would expose PCM, its customers, or the Access Person to any civil liability to any governmental authority or agency.

OUTSIDE BUSINESS ACTIVITIES

•                  PCM’s principal objective is to serve the interests of, and discharge its obligations to, its clients.  Accordingly, no employee of PCM shall be employed by, or accept compensation from, any other person as a result of any business activity, other than a passive investment, outside the scope of his or her relationship with PCM unless prior written approval is obtained from PCM’s Chief Compliance Officer, Bradley Goldman, or his designee.

•                  No Directorships of Publicly Traded Companies unless preapproved in writing by PCM’s Chief Compliance Officer, Bradley Goldman, or his designee, based upon a determination that such service would be consistent with client interests.

POLITICAL CONTRIBUTIONS

I.                                         Statement of Policy

To the extent Palisade Capital Management, L.L.C. provides or seeks to provide investment advisory services to a government entity,(1) PCM will take the measures described herein to seek to ensure that contributions to an official of such government entity and payments to any third party who is engaged to solicit advisory business from such government entity are not made with the purpose of influencing the award of an advisory contract or the decision to invest in a covered investment pool managed by PCM.  All italicized terms used in these procedures are defined in Section III, “Definitions”.

(1)  PCM will be deemed to be seeking to provide investment advisory services to a government entity when it responds to a request for proposal, communicates with the government entity regarding the entity’s formal selection process for investment advisers or engages in some other solicitation of the government entity for the purpose of providing advisory services to such government entity, either directly or through a government entity’s investment in a covered investment pool managed by PCM.

Failure to comply with this policy could result in PCM being precluded, for a period of two years, from conducting advisory business with or receiving compensation from certain clients and could materially and adversely affect the business or prospects of PCM.

In this regard, the PCM has adopted policies and procedures in order to comply with Rule 206(4)-5 under the Advisers Act (the “Rule”).(2)  The Rule, with certain exceptions, prohibits PCM from:

(i) receiving compensation for providing investment advisory services to a government entity, directly or indirectly, for two years after PCM or any of its covered associates makes a contribution to an official of such government entity;

(ii) coordinating, or soliciting any person or political action committee to make, (a) contributions to an official of a government entity to which PCM is providing or seeking to provide advisory services or (b) payments to a political party of a state or locality where PCM is providing or seeking to provide advisory services to a government entity; and

(iii) making or agreeing to make payments to third parties to solicit advisory business from a government entity on behalf of PCM unless such third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions regarding contributions to officials of government entities as PCM.

The Rule applies only to the extent that the PCM provides or seeks to provide investment advisory services to a government entity, either directly or through a government entity’s investment in a covered investment pool managed by PCM.

II.                                   Procedures

These procedures seek to ensure that neither PCM nor any of its covered associates makes or has made a contribution in violation of the restrictions on political contributions that PCM has adopted herein on or after March 14, 2011.  In addition, these procedures prohibit PCM from paying or entering into an agreement to pay a third party on or after September 13, 2011 to solicit advisory business from a government entity on its behalf unless such third party has affirmed its status as a regulated person.

A.                                    Political Contributions

Although the Rule applies only to certain covered associates as defined in the Rule, it is PCM’s policy that preclearance is required for all employees and partners even if not covered associates.  In addition, although the Rule applies to

(2)  PCM may have additional responsibilities under the code of conduct of a government program or plan it manages and/or the law of the state or city in which such program or plan is located.  (See, for example, the Code of Conduct of the New York State and Local Employees’ Retirement System, the New York State and Local Police and Fire Retirement System and the New York State Common Retirement Fund at www.osc.state.ny.us/pension/codeofconduct.pdf.)

contributions with respect to State or local officials, it is PCM’s policy that pre-approval is required for all political contributions.

(i)                                     (a)                                  Preclearance of Political Contributions:  PCM and each covered associate must obtain the prior written approval of the Chief Compliance Officer before making a contribution to any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office (a “Candidate”), on or after March 14, 2011.

(b)                                 Certain De Minimis Contributions:  As a matter of policy, the Chief Compliance Officer expects to approve a contribution by a covered associate per election of up to $350 in the case of a contribution to an official for whom such covered associate is entitled to vote and up to $150 in the case of a contribution to an official for whom such covered associate is not entitled to vote, provided that the Chief Compliance Officer concludes that such contribution is not made with the purpose of influencing the award of an advisory contract or the decision to invest in a fund managed by PCM is not likely to have the effect of influencing the award of an advisory contract or the decision to invest in a fund managed by PCM.  Notwithstanding the foregoing, the Chief Compliance Officer will not approve any contribution that would result in serious adverse consequences to PCM under the Rule.

(ii)                                 Preclearance of Coordination and Solicitation of Contributions and Payments:  PCM and each covered associate must obtain the prior written approval of the Chief Compliance Officer prior to coordinating or soliciting any person or political action committee on or after March 14, 2011 to make (a) a contribution to a Candidate, or (b) a payment to a political party of a state or locality.  In this regard, PCM and each covered associate must obtain the prior written approval of the Chief Compliance Officer prior to consenting to the use of its name on any fundraising literature for a Candidate or sponsoring a meeting or conference which features a Candidate as an attendee or guest speaker and which involves fundraising for such person.

(iii)                              Preclearance of Contributions to Political Action Committees and State and Local Political Parties:  PCM and each covered associate must obtain the prior written approval of the Chief Compliance Officer prior to making any contribution to a political action committee or a state or local political party on or after March 14, 2011.  The Chief Compliance Officer will inquire as to how the contribution will be used in order to determine whether the political action committee or political party is closely associated with an official of a government entity.  In the event the Chief Compliance Officer determines that the political action committee or political party is closely associated with an official of a government entity, the Chief Compliance Officer will make a determination as to whether to permit PCM or the covered associate to make a contribution to such political action committee or political party.  As a matter of policy, the Chief Compliance Officer expects to approve a contribution by a covered associate to a political action committee or a state or local political party if the contribution is less than $350 or $150, as applicable (and as described above).

(iv)                             Special Disclosure Prior to Hire:  Prior to the hiring of a person that would result in such person serving as a covered associate of PCM, such person will be required to disclose, as a condition of the hiring, all of the contributions and payments made by such person to Candidates, political action committees and state and local political parties within the preceding two years (if the person will solicit clients for PCM) or six months (if the person will not solicit clients for PCM), but not prior to March 14, 2011.  To the extent PCM is aware that the person has made a contribution or payment in violation of these procedures, PCM will make a determination as to whether to hire such person to serve as a covered associate.

(v)                                Exception for Certain Returned Contributions:  The prohibition of the Rule (on receiving compensation for providing advisory services to a government entity for two years after PCM or a covered associate has made a contribution to an official of such government entity) will not apply in certain instances where the triggering contribution is returned.  In the event the Chief Compliance Officer discovers that a PCM or a covered associate has made a contribution in violation of these procedures, the Chief Compliance Officer will make a determination as to whether it will require the covered associate to seek to obtain a return of the contribution.  In the event the Chief Compliance Officer determines that it is necessary to require the covered associate to seek to obtain a return of the contribution, it will, within four months after the date of the contribution and 60 days after discovering the contribution, take all available steps to cause the contributing covered associate to seek to obtain a return of such contribution and will take such other remedial or preventive measures that it determines are appropriate under the circumstances. PCM’s reliance on this exception for returned contributions is limited to no more than two times per a 12-month period and no more than once for each covered associate, regardless of the time period.

(vi)                         Indirect Violations: Neither PCM nor any of its covered associates may do anything indirectly that would result in a violation of these procedures.

(vii)                          Reporting of Political Contributions and Payments:  In the event that PCM or a covered associate makes a direct or indirect contribution or payment to a Candidate, a political action committee or a political party of a state or political subdivision thereof on or after March 14, 2011, the Chief Compliance Officer (on behalf of PCM) or such covered associate, as applicable, must submit a written report to the Chief Compliance Officer as soon as possible, and in no event later than 30 days after the date such contribution or payment was made, disclosing the amount and date of such contribution or payment and the name and title of the recipient.

(viii)                       Recordkeeping:  The Chief Compliance Officer will compile and keep a list of (a) the names, titles and business and residence addresses of all covered associates of PCM, (b) all government entities to which PCM provides or has provided investment advisory services, or which are or were investors in any covered investment pool to which PCM provides or has provided investment advisory services, as applicable, in the past five years (but not prior to September 13, 2010), and (c) all direct or indirect contributions made by PCM or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or a political action committee on or after March 14, 2011.  The records described in (c) above will be listed in chronological order and will indicate (1) the name and title of each contributor, (2) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment, (3) the amounts and date of each contribution or payment, and (4) whether any such contribution was the subject of the exception for certain returned contributions.

B.                                    Payments to Third Parties to Solicit Advisory Business from Government Entities

(i)                                    Review and Approval of Third Party Solicitation Agreements:  The Chief Compliance Officer will review and approve each third party solicitation agreement or arrangement prior to PCM entering into such agreement or arrangement.

(ii)                                 Required Disclosure by Regulated Persons:  Prior to PCM providing or agreeing to provide payment to a third party on or after September 13, 2011 to solicit advisory business from a government entity on its behalf, the Chief Compliance Officer will require the third party to provide, as a condition to PCM engaging such third party, a written representation regarding its status as a regulated person.  In addition, the Chief Compliance Officer will take any additional measures it deems necessary to verify such third party’s status as a regulated person.

(iii)                              Ongoing Review of Regulated Person Status:  In the event PCM provides or agrees to provide payment to a third party on or after September 13, 2011 to solicit advisory business from a government entity, PCM will require such third party to provide the PCM with satisfactory representations that the third party meets and will continue to meet the definition of a regulated person as of such date or will obtain such other evidence as PCM deems satisfactory to verify such third party’s status as a regulated person as of such date.

(iv)                             Recordkeeping:  PCM will keep a list of the name and business address of each regulated person to whom PCM provides or agrees to provide, on or after September 13, 2011, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf.

C.                                    Sub-Advisory Arrangements

(i)                                    Serving as Subadviser:  In the event PCM enters into an agreement or other arrangement with a third party whereby PCM will serve as a subadviser to an account or a covered investment pool managed by such third party, the Chief Compliance Officer will obtain all necessary information from the third party in order to determine whether a government entity invests in such account or covered investment pool.  In the event a government entity does invest in such account or covered investment pool, the Chief Compliance Officer will take appropriate measures with respect to such government entity in order to ensure compliance with these procedures.  In addition, the Chief Compliance Officer will use reasonable efforts to require the third party to obtain the prior written approval of PCM prior to admitting a government entity as an investor in a covered investment pool to which the PCM is providing subadvisory services.

(ii)                                 Hiring of Subadviser:  In the event PCM hires a third party to serve as a subadviser to an account or a covered investment pool in which a government entity invests, the Chief Compliance Officer will require such third party to disclose whether it or any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule.  In addition, the Chief Compliance Officer will require the third party to verify on an ongoing basis that neither the third party nor any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule.

III.                                 Definitions

“Contributions” means gifts, subscriptions, loans, advances, deposits of money, or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payments of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

“Covered associates” means (i) the Adviser’s general partners, managing members, executive officers and other individuals with a similar status or function; (ii) the Adviser’s employees who solicit a government entity for the Adviser and persons who supervise, directly or indirectly, such employees; and (iii) any political action committee controlled by the Adviser or by any person described in (i) or (ii) above.  An “executive officer” of the Adviser means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of the Adviser who performs a policy-making function or any other person who performs similar policy-making functions for the Adviser.

“Covered Investment Pool” means (i) an investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity or (ii) any company that would be an investment company under section 3(a) of the Investment Company Act of 1940, but for the exclusion provided from that definition by either section 3(c)(1), section 3(c)(7) or section 3(c)(11) of that Act.

“Government entity” means any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code, or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Adviser by the government entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Adviser by the government entity.

“Payments” means gifts, subscriptions, loans, advances or deposits of money or anything of value.

“Regulated person” means

(i) an investment adviser registered with the SEC that has not, and whose covered associates have not, within two years of soliciting a government entity, (A) made a contribution to an official of that government entity other than as permitted by Rule 206(4)-5(b)(1), and (B) coordinated or solicited any person or political action committee to make any contribution to an official of a government entity to which the Adviser is providing or seeking to provide investment advisory services or payment to a political party of a state or locality where the Adviser is providing or seeking to provide investment advisory services, or

(ii) a “broker”, as defined in section 3(a)(4) of the Securities Exchange Act of 1934, or a “dealer”, as defined in section 3(a)(5) of that Act, that is registered with the SEC and is a member of a national securities association registered under section 15A of that Act (e.g., FINRA), provided that (A) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such restrictions are consistent with the objectives of such Rule.

“Solicit” means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, the Adviser, and (ii) with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

REPORTING REQUIREMENTS

•                  All Access Persons must obtain written consent (addressed to the outside broker) to open any Restricted (personal trading) Account.  This consent will be given provided that duplicate copies of confirmations and statements must be sent by the outside broker directly to Financial Tracking or to the Compliance Department.

•                  A completed Preclearance Authorization must be obtained from the Financial Tracking system prior to the execution of each trade in a Covered Security.

•                  Quarterly reports or duplicate copies of all confirmations of all personal securities transactions and periodic statements must be forwarded by the outside broker directly to Financial Tracking or sent to the Compliance Department.  Quarterly reports are not required if all required information is contained in duplicate statements forwarded directly to Financial Tracking or PCM.

•                  Access persons must disclose all securities holdings upon hiring and then annually.

•                  Access persons must report all gift or entertainment transactions on a monthly basis.

•                  Access Persons must certify at least annually that they have read and understand the Code of Ethics and that they have complied with its terms during the prior year.  Access persons must also complete annually an Attestation Memo disclosing all securities holdings, and a Report of Outside Business Activities.

•                  Access Persons must promptly report any violations of this Code of Ethics to PCM’s Chief Compliance Officer, Bradley Goldman, or to the Compliance Department, who will notify Mr. Goldman.

REVIEW OF REPORTS

•                  PCM’s Chief Compliance Officer, Bradley Goldman, or his designee(s), will review all reports.

SANCTIONS

•                  Sanctions for noncompliance with this Code of Ethics may include, among other things, fine, censure, suspension or termination of employment and disgorgement of profits and reversal of the subject transaction.

PLEASE NOTE:

The Code of Ethics Certification, Initial and Annual Holdings Reports, Report of Outside Business Activities and Political Contributions are to be submitted on the Financial Tracking System.